Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-196508) of Sealed Air Corporation,
(2)	Registration Statement (Form S-8 No. 333-176275) of Sealed Air Corporation,
(3)	Registration Statement (Form S-8 No. 333-176267) of Sealed Air Corporation,
(4)	Registration Statement (Form S-8 No. 333-152909) of Sealed Air Corporation,
(5)	Registration Statement (Form S-8 No. 333-126890) of Sealed Air Corporation,
(6)	Registration Statement (Form S-8 No. 333- 89090) of Sealed Air Corporation, and
(7)	Registration Statement (Form S-3 No. 333-195059) of Sealed Air Corporation;

of our reports dated February 15, 2017, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended  December 31, 2016 , and the related financial statement schedule for each of the two years in the period ended  December 31, 2016, and the effectiveness of internal control over financial reporting of Sealed Air Corporation and subsidiaries, included in this Annual Report (Form 10-K) of Sealed Air Corporation and subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 15, 2017